Exhibit 5.2

[Letterhead of Clifford Chance LLP]

To Barclays Bank PLC 1 Churchill Place London E14 5HP	Our ref: SS/70-40552471/YF Direct Dial: +44 20 7006 2977 E-mail: simon.sinclair@cliffordchance.com

19 July 2013

Dear Sirs

Barclays Bank PLC

Form F-3 – Registration Statement Under the Securities Act of 1933

We have acted, and have prepared this letter, on the instructions of Barclays Bank PLC (the “Bank”) in connection with the update of the Bank’s Form F-3 – Registration Statement under the Securities Act of 1933 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering:

(a)	The Bank’s debt securities, in one or more series, which are unsubordinated obligations (“Senior Debt Securities”);

(b)	The Bank’s debt securities, in one or more series, which are subordinated obligations having a stated maturity (“Dated Subordinated Debt Securities”);

(c)	The Bank’s non-cumulative dollar-denominated preference shares, in one or more series (“Preference Shares”) and which may be represented by American Depositary Shares (evidenced by American Depositary Receipts) of a corresponding series (“American Depositary Shares”); and

(e)	The Bank’s warrants, in one or more series, which may be Debt Warrants or Universal Warrants (each as defined in the Registration Statement) (the “Warrants”).

The Senior Debt Securities are to be issued pursuant to, and governed by, an indenture dated as of 16 September 2004 (the “Senior Debt Indenture”), and the American Depositary Shares are to be issued pursuant to a deposit agreement dated 25 April 2006 (the “Deposit Agreement”), in each case between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”). The Debt Warrants are to be and some Universal Warrants may be issued pursuant to and governed by, a warrant agreement (the “Warrant Agreement”), to be entered into by the Bank and a warrant agent to be named therein, and some Universal

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NO. OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET LONDON E14 5JJ. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. THE FIRM IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY.

Warrants may be issued pursuant to and governed by, an indenture (the “Warrant Indenture”) and the Dated Subordinated Debt Securities are to be issued pursuant to, and governed by, an indenture (the “Dated Debt Indenture”), in each case to be entered into by the Bank and the Trustee and to be entered into in the form incorporated as an exhibit into the Registration Statement.

1.	INTRODUCTION

1.1	Opinion Documents

This Opinion relates to the Issue Documents.

1.2	Defined terms

In this Opinion:

1.2.1	“Issue Documents” means the Senior Debt Indenture, the Dated Debt Indenture and the Deposit Agreement;

1.2.2	“Warrant Documents” means the Warrant Indenture and the Warrant Agreement;

1.2.3	“Securities” means the Senior Debt Securities, the Dated Subordinated Debt Securities, the Preference Shares, the American Depositary Shares and the Warrants;

1.2.4	terms defined or given a particular construction in the Registration Statement have the same meaning in this Opinion unless a contrary indication appears; and

1.2.5	headings in this Opinion are for ease of reference only and shall not affect its interpretation.

1.3	Legal review

In connection with the giving of this Opinion:

1.3.1	we have reviewed the documents referred to in paragraph 1 of Schedule 1 (Documents and enquiries) and completed the searches and enquiries referred to in paragraph 2 of Schedule 1 (Documents and enquiries);

1.3.2	we have not verified the facts or the reasonableness of any statements (including statements as to foreign law) contained in any of the Issue Documents or the Registration Statement, save as expressly specified in paragraph 2.3 (Taxation statements in the Registration Document);

1.3.3	we have not been responsible for ensuring that the Registration Statement contains all material facts;

1.3.4	we have not been responsible for ensuring that the Registration Statement complies with the requirements of any competent authority; and

1.3.5	we have not been responsible for ensuring that any issuance of Securities or Conversion Shares registered on the Registration Statement comply with legal and regulatory requirements of any jurisdictions.

1.4	Applicable law

Subject to paragraph 1.5 (Taxation) below, this Opinion and the opinions given in it are governed by English law and relate only to English law as applied by the English courts as at today’s date. All non-contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law. We express no opinion in this Opinion on the laws of any other jurisdiction.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred, save as expressly specified in paragraph 2.3 (Taxation statements in the Registration Document) and in Schedule 3 (Reservations) paragraphs 6 (Stamp duty and stamp duty reserve tax). In respect of such tax matter, this opinion is confined to, and given on the basis of, English law, United Kingdom tax law and HM Revenue and Customs (“HMRC”) practice in force or applied in the United Kingdom as at today’s date.

1.6	Assumptions and reservations

The opinions given in this Opinion are given on the basis of our understanding of the terms of the Issue Documents and the assumptions set out in Schedule 2 (Assumptions) and are subject to the reservations set out in Schedule 3 (Reservations) to this Opinion. The opinions given in this Opinion are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

The Bank is a company duly incorporated in England.

2.2	Legal, valid, binding and enforceable obligations

2.2.1	The Senior Debt Indenture and the Deposit Agreement constitute legal, valid and binding obligations of the Bank and would be enforceable in the English courts.

2.2.2	The Dated Debt Indenture and the Warrant Documents, if entered into as of today’s date and in the form incorporated as an exhibit into the Registration Statement, will constitute legal, valid and binding obligations of the Bank and would be enforceable in the English courts.

2.3	Taxation statements in the Registration Document

The statements in the Registration Statement under the heading “Tax Considerations – United Kingdom Taxation” are correct in all material respects.

2.4	Preference Shares

The Preference Shares, when issued by the Bank against receipt of the subscription price therefor, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith (including the creation (if necessary) of new Preference Shares by the Bank in general meeting, and the determining of the terms of issue of the Preference Shares in accordance with the Articles of Association of the Bank), and assuming the issue price of the Preference Shares is not less than the nominal value thereof and is fully paid on issue and assuming due authority has or will be provided to the directors of the Bank to allot such Preference Shares, be duly authorised and validly issued and fully paid and will not be subject to further call or contribution under the laws of England and Wales.

3.	ADDRESSEES AND PURPOSE

The scope and content of this Opinion solely have regard to the interest of the Bank in accordance with its instructions. This Opinion is provided in connection with the update of the Bank’s F-3 Registration Statement and is addressed to and is solely for the Bank and it may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save as provided below.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the headings “Tax Considerations – United Kingdom Taxation”, “Service of Process and Enforcement of Liabilities” and “Validity of Securities” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ CLIFFORD CHANCE LLP

SCHEDULE 1

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion.

(a)	A copy of the Registration Statement;

(b)	A copy of the Senior Debt Indenture;

(c)	Form of Dated Debt Indenture filed as an exhibit to the Registration Statement;

(d)	Form of Warrant Agreement filed as an exhibit to the Registration Statement;

(e)	Form of Warrant Indenture filed as an exhibit to the Registration Statement;

(f)	A copy of the Deposit Agreement;

(g)	A copy of the articles of association of the Bank adopted on 30 April 2010.

(h)	A copy of extracts from the minutes of a meeting of the board of directors of the Bank held on 14 April 1994, certified a true copy by Patrick Gonsalves.

(i)	A certified true copy of extracts from the minutes of a meeting of the board of directors of the Company held on 26 July 2012.

(j)	A certified true copy of the written resolution of the Fund Raising Committee of the board of directors of the Bank dated 12 July 2013.

2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries for the purposes of this Opinion.

(a)	A search was conducted with the Registrar of Companies in respect of the Bank on 19 July 2013.

(b)	An enquiry by telephone was made at the Companies Court in London of the Central Index of Winding Up Petitions on 19 July 2013 at 10:21 a.m. with respect to the Bank.

SCHEDULE 2

ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	Any certification referred to in Schedule 1 (Documents and enquiries) is correct in all respects.

(c)	The copy of the articles of association of the Bank referred to in Schedule 1 (Documents and enquiries) is accurate and complete as of the date of this Opinion.

2.	CORPORATE AUTHORITY

(a)	There have been no amendments to the form of the constitutional documents of the Bank referred to in Schedule 1 (Documents and enquiries).

(b)	The resolutions of the board of directors and/or of the committee of directors of the Bank set out in the extracts from the minutes referred to in Schedule 1 (Documents and enquiries):

(i)	were duly passed at properly constituted and quorate meetings of duly appointed directors or, as the case may be, duly appointed committees of directors of the Bank; and

(ii)	have not been amended or rescinded and are in full force and effect.

(c)	The extracts from the minutes referred to in Schedule 1 (Documents and enquiries) are true records of the proceedings at the meetings of the board of directors and/or of the committee of directors of the Bank.

(d)	The resolutions in writing of the committee of the directors of the Bank referred to in Schedule 1 (Documents and enquiries) were duly adopted, have not been amended or rescinded and are in full force and effect.

(e)	Each director has disclosed any interest which he may have in the transactions contemplated by the Issue Documents or the Warrant Documents in accordance with the provisions of the Companies Act 2006 and the articles of association of the Bank and none of the directors of the Bank has any interest in such transactions except to the extent permitted by the articles of association of the Bank.

(f)	In resolving to sign the Registration Statement, any prospectus supplement and any documents issued in connection therewith, including the Issue Documents, the Warrant Documents, the Fund Raising Committee of the Bank acted (and when electing to issue any Securities constituted by the Issue Documents or the Warrant Documents, will act) in good faith to promote the success of the Bank for the benefit of its members and in accordance with any other duty, breach of which could give rise to such transactions being avoided.

(g)	The resolutions of the board of directors and/or of the committee of directors of the Bank set out in the extracts from the minutes referred to in Schedule 1 (Documents and enquiries) and the resolutions in writing of the committee of the directors of the Bank referred to in Schedule 1 (Documents and enquiries) are not amended or rescinded and are in full force and effect at the time the Bank enters into the Issue Documents and the Warrant Documents.

(h)	The entry into and execution of the Issue Documents and the Warrant Documents is duly authorised by the Bank in accordance with the resolutions in writing of the committee of the directors of the Bank referred to in Schedule 1 (Documents and enquiries).

3.	CORPORATE CAPACITY OF THE PARTIES OTHER THAN THE COMPANY

(a)	Each party (other than the Bank) to the Issue Documents and the Warrant Documents, if executed, has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations thereunder.

(b)	That on issue, each global Preference Share and any definitive Preference Shares will be duly executed on behalf of the Bank by the person(s) authorised to do so, that they will be authenticated and issued in accordance with the Issue Documents and, in the case of any definitive Preference Shares, in accordance with the terms of the global Preference Share.

4.	EXECUTION OF DOCUMENTS

The Issue Documents and the Warrant Documents, if executed, are duly executed and delivered by each party thereto.

5.	DOCUMENTS NOT GOVERNED BY ENGLISH LAW

(a)	The obligations expressed to be assumed by the parties to the Issue Documents and the Warrant Documents, if executed, constitute their legal, valid, binding and enforceable obligations under the laws of the State of New York and words and phrases used in the Issue Documents and the Warrant Documents have the same meaning and effect as they would if the Issue Documents and the Warrant Documents were governed by English law.

(b)	The submission to the jurisdiction of any federal or state court in the Borough of Manhattan, The City of New York by the Bank contained in the Issue Documents and the Warrant Documents is legal, valid and binding under the laws of the State of New York.

(c)	An English court would conclude that the Issue Documents and the Warrant Documents, if executed have the same effect under the laws of the State of New York as they would have if such documents were governed by English law.

6.	OTHER ARRANGEMENTS AND ACTS

(a)	Save for those listed in Schedule 1 (Documents and enquiries), there is no other agreement, instrument or other arrangement between any of the parties to the Issue Documents or the Warrant Documents which modifies, supersedes or conflicts with any of the Issue Documents or the Warrant Documents, as the case may be.

(b)	All acts, conditions or things required to be fulfilled, performed or effected in connection with the Issue Documents and the Warrant Documents under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

(c)	That the Issue Documents have been or will be and the Warrant Documents, if executed, will be entered into in the form as reviewed by us for the purpose of this Opinion and outlined above.

7.	TAX MATTERS

The Bank is resident only in the United Kingdom for United Kingdom tax purposes.

8.	SEARCHES AND ENQUIRIES

There has been no alteration in the status or condition of the Bank as disclosed by the searches and enquiries referred to in Schedule 1 (Documents and enquiries). However, it is our experience that the searches and enquiries referred to in paragraphs 2(a) and (b) of Schedule 1 (Documents and enquiries) may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced.

9.	OTHER ASSUMPTIONS

(a)	There will not be, at any material time, any substitution of the Bank as issuer under the Issue Documents or the Warrant Documents.

(b)	That the holders of the American Depositary Shares are the absolute beneficial owners of the Preference Shares and any dividends paid thereon.

(c)	That the American Depositary Shares constitute interests in depositary receipts for the Preference Shares for the purposes of section 99(6) of the Finance Act 1986.

SCHEDULE 3

RESERVATIONS

1.	GOVERNING LAW

(a)	The English courts may refuse to apply a provision of the laws of the State of New York if application of that provision of the laws of the State of New York would be manifestly incompatible with English public policy.

(b)	The parties’ choice of the laws of the State of New York as the governing law of the Issue Documents and the Warrant Documents does not restrict the English courts from applying the overriding mandatory provisions of English law.

2.	ENFORCEMENT OF FOREIGN JUDGMENT

(a)	There are no reciprocal arrangements in force between the United States of America and the United Kingdom for the recognition or enforcement of judgments. Accordingly, a judgment by any federal or state court in the Borough of Manhattan, The City of New York is not enforceable directly in England but may be recognised and enforced by the English courts according to common law principles. A judgment by those courts will not be enforced by the English courts if:

(i)	the proceedings in which the judgment was given were opposed to natural justice;

(ii)	the judgment was obtained by fraud;

(iii)	the enforcement of the judgment would be contrary to English public policy;

(iv)	an order has been made and remains effective under section 9 of the Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to judgments of those courts;

(v)	before the date on which those courts gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction whose judgment is enforceable in England;

(vi)	the judgment is for multiple damages within the meaning of section 5(3) of the Protection of Trading Interests Act 1980;

(vii)	the judgment is based on a rule of law specified by the Secretary of State under section 5(4) of the Protection of Trading Interests Act 1980 as concerned with the prohibition of restrictive trade practices;

(viii)	the judgment is on a claim for contribution in respect of damages awarded by a judgment falling within (vi) or (vii) above;

(ix)	the judgment is based on foreign measures which the Secretary of State specifies as regulating and controlling international trade and which, in so far as they apply to persons carrying on business in the United Kingdom, are damaging or threaten to damage the trading interests of the United Kingdom; or

(x)	the bringing of proceedings in those courts was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in those courts.

(b)	If the English court gives judgment for the sum payable under a judgment of any federal or state court in the Borough of Manhattan, The City of New York, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court a discretion whether to allow enforcement by any particular method, taking into account all relevant circumstances. It may not be possible to obtain an English judgment or the court may not exercise its discretion to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is delay, if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the federal or state court in the Borough of Manhattan, The City of New York or if the judgment debtor has any set-off or counterclaim against the judgment creditor.

3.	APPLICATION OF FOREIGN LAW

If any obligation arising under the Issue Documents or the Warrant Documents is or is to be performed in a jurisdiction outside England, it may not be enforceable in the English courts to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction. Further an English court may give effect to any overriding mandatory provisions of the law of the place of performance insofar as they render the performance unlawful or otherwise take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance.

4.	DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES

(a)	Any provision of the Issue Documents or the Warrant Documents requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty. If the Issue Documents or the Warrant Documents, as the case may be, do not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, as amended, the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of the Issue Documents or the Warrant Documents may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act. We express no opinion as to whether any such provisions in the Issue Documents or the Warrant Documents do in fact constitute a “substantial remedy” in compliance with the conditions set out in Section 9 of such Act.

(b)	There is some possibility that an English court would hold that a judgment on the Issue Documents and the Warrant Documents, whether given in an English court or elsewhere, would supersede the Issue Documents and the Warrant Documents so that any obligations relating to the payment of interest after judgment or any currency indemnities would not be held to survive the judgment.

(c)	Any undertaking or indemnity given by the Bank in respect of stamp duty payable in the United Kingdom may be void.

(d)	An English court may in its discretion decline to give effect to any provision for the payment of legal costs incurred by a litigant.

5.	BANKING ACT 2009

The opinions set out in this letter are subject to any limitations arising from any measures taken in relation to a bank, or a holding company of a bank or a building society (as such terms are defined in Part 1 of the Banking Act 2009) or any changes in law made pursuant to the powers contained in Part 1 of the Banking Act 2009 which are designed to address the situation where all or part of the business of a bank or building society has encountered, or is likely to encounter, financial difficulties.

6.	STAMP DUTY AND STAMP DUTY RESERVE TAX

The opinions in paragraph 2.3 (Taxation statements in the Registration Document) above assumes that any transfer of, or agreement to transfer, a holder’s rights in respect of Securities held in a clearing system does not amount to the transfer of, or an agreement to transfer either:

(i)	an interest in such Securities; or

(ii)	rights against the clearing system;

in each case falling short of full ownership of the relevant Securities. Whilst this point is not entirely free from doubt, we are not aware of the United Kingdom HM Revenue & Customs seeking to charge stamp duty or stamp duty reserve tax on the basis that the legal position is as set out in paragraphs (i) or (ii) above.

7.	OTHER QUALIFICATIONS

(a)	The opinions set out in paragraphs 2.2 (Legal, valid, binding and enforceable obligations) of this Opinion are subject to any limitations arising from a reconstruction, arrangement or compromise, a scheme within the meaning of Part VII of the Financial Services and Markets Act 2000, insolvency, liquidation, administration, moratorium, reorganisation and similar laws generally affecting the rights of creditors.

(b)	Any provision of the Issue Documents and the Warrant Documents which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party thereto or any other person may be ineffective.

(c)	The power of an English court to order specific performance of an obligation or other equitable remedy is discretionary and accordingly, an English court might make an award of damages where specific performance of an obligation or other equitable remedy is sought.

(d)	Claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim.

(e)	Any provision in the Issue Documents and the Warrant Documents which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

(f)	Where any person is vested with a discretion or may determine a matter in its opinion, that person may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds.

(g)	Enforcement may be limited by the provisions of English law applicable to an agreement held to have been frustrated by events happening after its execution.

(h)	A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or where there has been any bribe or other corrupt conduct and the English courts will generally not enforce an obligation if there has been fraud.

(i)	Any provision to the effect that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.

(j)	The effectiveness of any provision of any agreement or instrument which allows an invalid provision to be severed in order to save the remainder of its provisions will be determined by the English courts in their discretion.

(k)	The opinions expressed in this Opinion are subject to the effects of any United Nations, European Union or UK sanctions or other similar measures implemented or effective in the United Kingdom with respect to any party to the Issue Documents or the Warrant Documents which is, or is controlled by or otherwise connected with, a person resident in, incorporated in or constituted under the laws of, or carrying on business in a country to which any such sanctions or other similar measures apply, or is otherwise the target of any such sanctions or other similar measures.

(l)	Our Opinion is subject to Rule 2.85 or Rule 4.90 of the Insolvency Rules 1986 which provides for a mandatory right of set-off where there have been mutual dealings between a company and a creditor prior to that company’s liquidation. We therefore give no opinion as to whether the subordination provisions in the Dated Subordinated Securities, will be effective in this regard in a liquidation or administration of the Bank or the holder in the event that any sum is then due (within the meaning of Rule 2.85 or Rule 4.90 of the Insolvency Rules 1986) to the holder from the Bank under the Dated Subordinated Securities.

(m)

We would refer you to section 107 of the Insolvency Act 1986 which provides that a “company’s property … shall on the winding-up be applied in satisfaction of the company’s liabilities pari passu”. Nevertheless it is our view, following the decision of the Court of Appeal in Squires & Ors (Liquidators of SSSL Realisations (2002) Limited) v AIG Europe (UK) Limited [2006] EWCA Civ 7, that contractual subordination provisions are effective under English law notwithstanding section 107 of the Insolvency Act 1986 and two earlier decisions of the House of Lords which could be construed as ruling that it was contrary to public policy to contract out of the pari passu rule.

(n)	We give no opinion as to whether interest payable to unsubordinated creditors under section 189 of the Insolvency Act 1986 would be payable in priority to the holder’s claims under the Dated Subordinated Securities.

(o)	Under section 238 of the Insolvency Act 1986, the court may set aside a transaction which is at an undervalue which was entered into within a specified period ending with the onset of insolvency (being, in broad terms, the earliest of the date of the commencement of a winding-up or, if earlier, the date of presentation of an application for an administration order, the filing with the court of a notice of intention to appoint an administrator, or the company entering administration). A transaction is at an undervalue if the transaction constitutes a gift or if the company enters into the transaction for a consideration the value of which is significantly less than the value of the consideration provided by the company. For such an order to be made the company must have been unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time of the transaction or as a consequence of it. No order may be made if the company entered into the transaction in good faith and for the purpose of carrying on its business and there were reasonable grounds at that time for believing that the transaction would benefit the company. We are aware of no facts which suggest that an order might be made under this provision but would stress that the issues are primarily ones of fact.

(p)

Under section 239 of the Insolvency Act 1986, the court may set aside a transaction which is a preference which was entered into within a specified period ending with the onset of insolvency (as in paragraph 7(o) above). A transaction is a preference if the company does anything or suffers anything to be done which has the effect of putting a creditor, surety or guarantor into a position which, in the event of the company’s insolvent liquidation, would be better than if that thing had not been done or suffered. No order may be made unless the company was influenced in giving the preference by a desire to produce that result. For an order to be made the company must also have been unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time of the transaction or as a consequence of it. This provision has effect not only in relation to the entry into of new transactions but also in relation to payments and other performance of obligations under existing transactions. We are aware of no facts which suggest that an order might be made under this provision in relation to the Bank in connection with the issue of the Dated Subordinated Securities, but would stress that the issues are primarily ones of fact, and we express no view as to whether the performance of obligations falling due for performance in the future might constitute a preference at that time.

(q)	Under section 178 of the Insolvency Act 1986, a liquidator of a company may disclaim “onerous” property of the company, which includes any “unprofitable contract” to which the company is party. Following the decision of the Court of Appeal in Squires & Ors (Liquidators of SSSL Realisations (2002) Limited) v AIG Europe (UK) Limited [2006] EWCA Civ 7, a contract may be regarded as unprofitable where:

(i)	it imposes continuing financial obligations;

(ii)	it gives rise to prospective liabilities; or

(iii)	it requires performance over a substantial period of time or involves expenditure,

in each case on the part of the relevant company. Accordingly, and having regard to the nature and purpose of the subordination provisions of the Dated Subordinated Securities, we do not consider the powers conferred by section 178 of the Insolvency Act 1986 could be used to avoid the subordination provisions of the Dated Subordinated Securities.

(r)

There are provisions in both the Companies Act 2006 and the Insolvency Act 1986 for schemes of arrangement or voluntary arrangements in respect of companies to be agreed by creditors or, in some cases, shareholders of the company. In the case of either a scheme of arrangement or a company voluntary arrangement, approval at the creditors’ meeting of its terms does not require unanimity of the affected creditors, whether or not present at the meeting. Such arrangements could affect rights of creditors including the relative ranking of their claims against the company. Any such arrangement which purported to unwind or otherwise amend the application of the subordination provisions of the Dated Subordinated Securities would require to be voted upon by all affected creditors, which would most likely include the general body of ordinary unsecured creditors of the Bank who may well be the constituency most affected by such an arrangement. In the case of a scheme of arrangement under Part 26 Companies Act 2006, such a scheme would, most likely, not become effective unless and until (i) it had been approved by a class meeting of the ordinary unsecured unsubordinated creditors of the Bank, by the requisite statutory majorities of those creditors (being at least 75% by value and more than 50% by number of those attending and voting at the meeting) and (ii) it was then sanctioned by the High Court, which would withhold such sanction if, for example, it considered that the scheme was ‘unfair’. In the case of a voluntary arrangement under Part 1 of the Insolvency Act 1986, no such separate class meeting of the Bank’s unsecured unsubordinated creditors would be convened. Rather, all creditors of the Bank would be entitled to attend a meeting and vote on the proposal. However, if the arrangement were approved by the statutory majority of the Bank’s creditors, it would be open to any unsecured unsubordinated creditor to apply to the High Court for the arrangement to be set aside on the ground that at least that creditor would be unfairly prejudiced by the arrangement.

(s)	Any obligation imposed on the Trustee or any English holder of Dated Subordinated Debt Securities to hold a benefit, payment, distribution or other amount to the order of or on trust for a creditor of the Bank other than the holders of the Dated Subordinated Debt Securities may constitute a charge which may be required to be registered in accordance with the Companies Act 2006 to be effective. Although comments have been made by the Court of Appeal in Squires & Ors (Liquidators of SSSL Realisations (2002) Limited) v AIG Europe Limited [2006] EWCA Civ 7 to the effect that turnover trusts of the nature contained in the Dated Debt Indenture do not create registrable security, these comments, made in the context of section 395 Companies Act 1985, are of persuasive rather than binding authority only. No such registration has taken place.